Exhibit 10.1

Restricted Stock Award Agreement
Under the Enstar Group Limited 2016 Equity Incentive Plan

This Restricted Stock Award Agreement (this “Agreement”) is entered into as of the Grant Date (as defined below), by and between the Grantee (as defined below) and Enstar Group Limited (the “Company”). Except as otherwise defined herein, capitalized terms used in this Agreement have the respective meanings set forth in the Plan (as defined below).
WITNESSETH THAT:

WHEREAS, the Company maintains the Enstar Group Limited 2016 Equity Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement; and

WHEREAS, the Grantee has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock award under the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Grantee as follows:

1.    Terms of Award.

(a)    The “Grantee” is _______________.

(b)    The “Grant Date” is _______________.

(c)    The number of ordinary shares of the Company (“Common Shares”) granted under this Agreement is _______ (the “Restricted Stock”).

2.    Award. Subject to the terms of this Agreement and the Plan, the Grantee is hereby granted the Restricted Stock as described in paragraph 1.

3.    Vesting Schedule. Notwithstanding anything in the terms of the Plan to the contrary, the Grantee shall become vested in the Restricted Stock according to the following schedule:

INSTALLMENT	VESTING DATE

The Restricted Stock shall not become vested on the Vesting Date: (i) if the Grantee’s Termination of Service occurs on or before the Vesting Date; or (ii) if, on or before the Vesting Date, the Grantee has provided notice of his or her intention to effect a Termination of Service (even if the date of the Termination of Service occurs after the Vesting Date). Notwithstanding the foregoing provisions, the Restricted Stock shall vest as follows:

(y)	The Grantee shall become fully vested in the Restricted Stock as of the Grantee’s Termination of Service if the Grantee’s Termination of Service occurs by reason of the Grantee’s death or disability.

(z)
In accordance with Subsection 13(d) and Section 14 of the Plan, the Grantee shall become fully vested in the Restricted Stock upon a Change in Control (unless the surviving or successor corporation assumes this Restricted Stock award or substitutes a new award of Restricted Stock).

Except as otherwise provided in this paragraph 3, the Grantee will forfeit any unvested Restricted Stock if the Grantee experiences a Termination of Service.

4.    Legend on Stock Certificates. The Company may require that certificates for shares distributed to the Grantee pursuant to this Agreement bear any legend that counsel to the Company believes is necessary or desirable to facilitate compliance with applicable securities laws. The Company shall not be obligated to transfer any stock to the Grantee free of the restrictive legend described in this Section 4 or of any other restrictive legend, if such transfer, in the opinion of counsel for the Company, would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

5.    Transferability. The Grantee shall not transfer or assign, in whole or in part, Restricted Stock subject to this Agreement in which the Grantee is not vested, other than (a) by will or by the laws of descent and distribution, or (b) by designation, in a manner established by the Company, of a beneficiary or beneficiaries to exercise the rights of the Grantee and to receive any property distributable with respect to this Agreement upon the death of the Grantee upon satisfaction of the vesting conditions described in paragraph 3 above.

6.    Withholding. Any tax consequences arising from the grant of this Award shall be borne solely by the Grantee. The Company and/or its Related Corporations shall withhold taxes according to the requirements under the applicable laws, rules and regulations including withholding taxes at source. The Grantee will not be entitled to receive from the Company any Common Shares hereunder prior to the full payment of the Grantee’s tax liabilities relating to this Award. The Committee may, in its discretion, permit the Grantee to elect, subject to such conditions as the Committee shall impose, (a) to have Common Shares otherwise issuable under the Plan withheld by the Company or (b) to deliver to the Company previously acquired Common Shares (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date of vesting not in excess of the amount required to satisfy the withholding tax obligations.

7.    Compliance with Applicable Law. Notwithstanding any other provision of this Agreement, the Company shall have no obligation to issue any shares of Restricted Stock under this Agreement if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

8.    Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all parties. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

9.    Not an Employment Contract. This Award will not confer on the Grantee any right with respect to the continuance of employment or other service to the Company or any Related Corporation, nor will it interfere in any way with any right the Company or any Related Corporation would otherwise have to terminate or modify the terms of such Grantee’s employment or other service at any time.
10.    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later the date of actual receipt. Notices shall be directed, if to the Grantee, at the Grantee’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
11.    Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Grantee and the Company without the consent of any other person.
12.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
13.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the transfer restrictions set forth in this Agreement and the Plan.

14.    Applicable Law. This Agreement shall be construed in accordance with the laws of Bermuda (without reference to principles of conflict of laws).
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Stock Award Agreement on ___________________, ____.

ENSTAR GROUP LIMITED

By:________________________________
Name:
Title:

____________________________________
Grantee

Address:

3